Bullion Monarch Mining Inc. Increases Stake in Gold Mountain Property

Orem, Utah - November 12, 2009 - Bullion Monarch Mining Inc.(OTCBB: BULM) announces that in accordance with its previously stated goal of obtaining a larger interest in the Gold Mountain property, it has acquired a 10% interest in Gold Mountain Exploration and Development Inc., which owns a 50% interest of Gold Mountain Oregon, LLC. Bullion Monarch facilitated Alpine Minerals Inc. and Gold Mountain Exploration & Development in reaching an out of court settlement whereby those two entities would each own a 50% interest in Gold Mountain Oregon, LLC.

 The newly created entity, Gold Mountain Oregon, LLC, now controls 100% interest in the Gold Mountain property. This makes it possible to seek potential partners for the development of this promising property.

NERCO Exploration Company (a now defunct subsidiary of Pacificorp) extensively explored this property over a 10 year period. Exploration included a complete geological evaluation, rehabbing old workings, metallurgical evaluation by Hazen Research, Inc. and Mountain States Research and Development engineering report by American Mine Services, Inc. and 62,500 feet of core drilling.

This core drilling reported by NERCO established an unclassified mineral resource of approximately 2,750,000 tons with an average value/ton of 0.26 ounces of gold per ton, yielding approximately 715,000 ounces of gold.

Bullion Monarch President Don Morris stated, “It is gratifying to be able to assist the parties in reaching an agreement which could now allow the development of this property. We believe this property has the potential to become a producing mine and are pleased that we increased Bullion Monarch’s ownership stake, in the process.”

Bullion Monarch Mining, Inc. (www.bullionmm.com) is a publicly traded (OTCBB:BULM) natural resource company with mining interests in gold, silver and oil.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995.

Certain statements contained in this report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Information contained in this report contains “forward-looking statements’ which can be identified by the use of forward-looking terminology such as “believe”, “expect”, “may”, “should”, “up to”, “approximately”, “likely”, or “anticipates” or the negative thereof or given that the future results covered by such forward looking statements will be achieved. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only for the date the statements was made. Investors should carefully consider the preceding information as well as information contained in the report before making any investment in the shares of the company.  Bullion Monarch Mining, Inc. undertakes no obligation to update any forward-looking statements contained in this report. This press release is for informational purposes only and is not and should not be construed as an offer to solicit, buy or sell any security.

Investor Contact Information

Rob Morris

Bullion Monarch Mining

robmorris@bullionmm.com

(801) 426-8111

Press Contact Information

AJ Sterling Consulting

ajsterling@myway.com

435-669-3855